Exhibit 99.1

PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	November 7, 2007
No. 1122

Coherent, Inc. Reports Strong Bookings and Record Net Sales for the Fourth Fiscal Quarter 2007

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced unaudited selected financial results for its fourth fiscal quarter and year ended September 29, 2007.

Net sales for the fourth quarter of fiscal 2007 totaled $158.9 million, an increase of 0.5% compared to $158.1 million reported in the fourth quarter of fiscal 2006 and a sequential increase of 11.4% as compared to $142.6 million in the third quarter of fiscal 2007.

Orders received during the quarter ended September 29, 2007 of $163.8 million increased 7.2% from the same prior year period and increased 17.7% compared to the immediately preceding third quarter of fiscal 2007, resulting in a book to bill ratio of 1.03. Backlog was $188.4 million at September 29, 2007 compared to a backlog of $184.9 million at June 30, 2007 and $199.1 million at September 30, 2006.

Fiscal 2007 net sales of $601.2 million compared to the prior year period net sales of $584.7 million.  Orders received for fiscal 2007 were $591.0 million, compared to $583.8 million in orders received during the same period a year ago.

At September 29, 2007, Coherent’s cash, cash equivalents and short-term investments, net of debt, totaled $361.8 million representing an increase of $44.4 million compared to the prior quarter ended June 30, 2007. The increase includes approximately $24.8 million from the sale of the building that housed our previously owned medical segment.

“The strong sequential order growth in the fourth quarter reflected significant gains in materials processing and instrumentation.  These results also suggest market share gains given recent announcements in the photonics universe,” said John Ambroseo, Coherent’s President and Chief Executive Officer.  “We are also seeing encouraging signs from silicon scribing and singulation users as well as solar cell manufacturers, with solid growth prospects.  We intend to capitalize on these opportunities through our diversified portfolio and future product platforms that emphasize reliability, performance and improved cost of ownership,” added Ambroseo.

“In late September, we announced our goal of achieving 19-23% adjusted EBITDA exiting fiscal 2010.  We assumed historical growth rates in our model.  Potential acquisitions were not factored into the equation,” stated Ambroseo. “The achievement of the adjusted EBITDA goal is based on a multi-step plan that will deliver benefits in phases over the next three years.” he concluded.

Coherent’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the current selected financial information and some comments regarding forward looking guidance on future operating performance.

Nasdaq Listing Status

As previously disclosed, Nasdaq initially informed Coherent on December 19, 2006 that its securities would be delisted due to its delay in filing its Form 10-K for the fiscal year ended September 30, 2006 unless Coherent requested a hearing in accordance with applicable Nasdaq Marketplace Rules. Coherent subsequently requested and was granted a hearing before the Nasdaq Listing Qualifications Panel (“Panel”) on February 15, 2007 to request an extension for continued listing. Coherent’s requested extension was granted by the Panel on April 3, 2007. Following the hearing, the Nasdaq Listing and Hearing Review Council (“Listing Council”) called the Panel’s April 3, 2007 decision for review and determined to stay any decision to suspend Coherent’s securities pending further action by the Listing Council. The Listing Council subsequently granted Coherent an additional extension until December 4, 2007 to file its delinquent filings and any required restatements.  The Company has made substantial progress in its efforts to file its delinquent filings by December 4, 2007, but currently expects to seek additional time to comply with the Nasdaq listing requirements.

Forward Looking Statements

This press release contains forward-looking statements, as defined under the Federal securities laws.  These forward-looking statements include the statements in this press release that relate to future plans, events or performance, including statements regarding the growth prospects of our products and customers, our intention to capitalize on opportunities through our diversified portfolio and future product platforms, our adjusted EBITDA goals exiting fiscal 2010 and the achievement thereof and our expectation to seek additional time to comply with Nasdaq listing requirements.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including but not limited to risks associated with general market and business conditions, currency adjustments, contract cancellations, customer payments and acceptance of our products, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services, and other risks identified in the company's SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  In addition, as previously reported, a special committee of the Company’s board of directors has reported on its independent review regarding the Company’s historical stock option practices. The review and expected restatement and other actions/measures taken or required as a result of the review will have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to the Company’s financial statements for the periods in question; the Company’s ability to file required reports with the SEC on a timely basis; the Company’s ability to meet the requirements of the Nasdaq Stock Market for continued listing of its shares or whether Nasdaq will provide additional time to the Company to meet its listing requirements; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the company resulting from any accounting adjustments or other factors.

Non-GAAP Financial Measures

The Company’s statement regarding its adjusted EBITDA percentage target is a non-GAAP financial measure.  The most comparable GAAP measurement is net income, which is not currently accessible on a forward-looking basis.  Adjusted EBITDA reflects earnings before interest, taxes, depreciation, amortization, stock compensation expenses and other non-operating income and expense items. These items, which are required to determine GAAP net income, are subject to significant change by the end of fiscal 2010, given tax rate changes and other operational factors which will heavily impact these items and are also impacted by the Company’s historical stock option investigation and the effect of any compensation charges arising from future equity grants. Additionally, the Company’s statement regarding the increase to cash, cash equivalents and short-term investments, net of debt, from the prior quarter ended June 30, 2007 is a non-GAAP financial measure.  The most comparable GAAP measurement was cash, cash equivalents and short term investments at June 30, 2007, which was $518.4 million.  The net of debt refers to $200.9 million of previously outstanding debt as of June 30, 2007.

Readers are encouraged to refer to the risk disclosures described in the company's Registration Statement on Form S-3 (as amended and filed with the SEC on October 4, 2006) and the reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the company.  Founded in 1966, Coherent, Inc. is a Standard & Poor's SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the company's Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056–0980 . Telephone (408) 764-4000